Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the information statement/consent solicitation statement/prospectus constituting a part of this Registration Statement on Form S-4 of our report dated March 24, 2023, relating to the consolidated financial statements of FG Financial Group, Inc. (the Company) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

We also consent to the reference to us under the caption “Experts” in the information statement /consent solicitation statement/prospectus.

/s/ BDO USA, P.C.

BDO USA, P.C.

Grand Rapids, Michigan

January 8, 2024